Master Investment Portfolio
Transactions Effected Pursuant to Rule 10f-3
N-SAR Item 77(O)						Aggregate	Aggregate		Total
				Underwriter		Principal	Principal	Purchase	Commission
		Date of	Date of	From Whom	Affiliated	Amount	Amount	Price	Paid to
Series	Issuer	Offering	Purchase	Purchased	Underwriter	of Offering	Purchased	Per Share	Affiliate

12	NBC UNIVERSAL INC	09/27/10	09/27/10	Morgan Stanley & Co.	PNC Capital Markets LLC	2,000,000,000	315,000,000	99.975	-
21	METLIFE INC.	08/03/10	08/03/10	Deutsche Bank Securities Inc.	PNC Capital Markets LLC	75,000,000	3,000,000	42.000	-
22	BANK OF AMERICA CORP	08/17/10	08/17/10	Deutsche Bank Securities Inc.	PNC Capital Markets LLC	1,500,000,000	75,000,000	99.876	-
22	COOPER US INC	12/02/10	12/02/10	Goldman Sachs & Co.	PNC Capital Markets LLC	250,000,000	15,000,000	99.817	-
22	COOPER US INC	12/02/10	12/02/10	Goldman Sachs & Co.	PNC Capital Markets LLC	250,000,000	15,000,000	99.523	-
22	HERSHEY COMPANY THE	12/08/10	12/08/10	JP Morgan Securities Inc.	PNC Capital Markets LLC	350,000,000	15,000,000	99.839	-